                                                                Exhibit 10.1


                         AGREEMENT OF SALE AND PURCHASE

                                     between

                            PACIFIC CONCOURSE 2, LLC,
                      a Delaware limited liability company

                                    "Seller"

                                       and

                        DIAGNOSTIC PRODUCTS CORPORATION,
                            a California corporation

                                     "Buyer"

                          with Escrow Instructions for

                    COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                 as Escrow Agent

                                TABLE OF CONTENTS

                                       AND

                         LIST OF EXHIBITS AND SCHEDULES

                                                                                               Page
                                                                                               ----
ARTICLE 1  CERTAIN DEFINITIONS...............................................................    1

               Section 1.1.   Definitions....................................................    1
               Section 1.2    Rules of Construction..........................................    5

ARTICLE 2  AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE....................................    5

               Section 2.1    Agreement to Purchase and Sell.................................    5
               Section 2.2    Purchase Price.................................................    5
               Section 2.3    Deposit........................................................    6
               Section 2.4    Independent Consideration......................................    6
               Section 2.5    Indivisible Economic Package...................................    6

ARTICLE 3  BUYER'S DUE DILIGENCE/ CONDITION OF THE PROPERTY..................................    6

               Section 3.1    Buyer's Inspections and Due Diligence..........................    6
               Section 3.2    Delivery Period................................................    6
               Section 3.3    Site Visits....................................................    7
               Section 3.4    Buyer's Due Diligence Indemnity................................    8
               Section 3.5    Confidentiality................................................    8
               Section 3.6    Due Diligence Period...........................................    8

ARTICLE 4  TITLE AND SURVEY..................................................................    9

               Section 4.1    Title to Real Property.........................................    9
               Section 4.2    Certain Exceptions to Title....................................    9
               Section 4.3    Title Insurance................................................    9

ARTICLE 5  REMEDIES AND DEPOSIT INSTRUCTIONS.................................................   10

               Section 5.1    Permitted Termination; Seller Default..........................   10
               Section 5.2    BUYER DEFAULT; LIQUIDATED DAMAGES..............................   10
               Section 5.3    Deposit Instructions...........................................   10
               Section 5.4    Designation of Reporting Person................................   11

                                                                                               Page
                                                                                               ----
ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF SELLER..........................................   12

               Section 6.1    Representations and Warranties of Seller.......................   12
               Section 6.2    Limited Liability..............................................   13
               Section 6.3    Seller's Knowledge.............................................   14
               Section 6.4    Liability of Representations and Warranties....................   14

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF BUYER...........................................   14

               Section 7.1    Buyer's Representations and Warranties.........................   14
               Section 7.2    Intentionally Omitted..........................................   15
               Section 7.3    Buyer's Independent Investigation..............................   15

ARTICLE 8  MAINTENANCE OF PROPERTY...........................................................   16

               Section 8.1    Intentionally Omitted..........................................   16
               Section 8.2    Intentionally Omitted..........................................   16
               Section 8.3    Intentionally Omitted..........................................   16
               Section 8.4    Certain Interim Operating Covenants............................   17
               Section 8.5    Insurance......................................................   17

ARTICLE 9  CLOSING AND CONDITIONS............................................................   17

               Section 9.1    Escrow Instructions............................................   17
               Section 9.2    Closing........................................................   17
               Section 9.3    Seller's Closing Documents and Other Items.....................   18
               Section 9.4    Buyer's Closing Documents and Other Items......................   18
               Section 9.5    Intentionally Omitted..........................................   19
               Section 9.6    Prorations and Closing Costs...................................   19
               Section 9.7    Brokers........................................................   20
               Section 9.8    Expenses.......................................................   21

ARTICLE 10  MISCELLANEOUS....................................................................   21

               Section 10.1   Amendment and Modification.....................................   21
               Section 10.2   Risk of Loss/Condemnation and Insurance Proceeds/Condemnation
                              Awards.........................................................   21
               Section 10.3   Notices........................................................   22
               Section 10.4   Assignment.....................................................   23
               Section 10.5   Governing Law and Consent to Jurisdiction......................   23
               Section 10.6   Counterparts...................................................   24
               Section 10.7   Entire Agreement...............................................   24
               Section 10.8   Severability...................................................   24
               Section 10.9   Attorney Fees..................................................   24
               Section 10.10  Payment of Fees and Expenses...................................   24
               Section 10.11  Confidential Information.......................................   24
               Section 10.12  Performance Due On Day Other Than Business Day.................   25

                                                                                               Page
                                                                                               ----
               Section 10.13  No Joint Venture...............................................   25
               Section 10.14  No Memorandum..................................................   25
               Section 10.15  Waiver of Jury Trial...........................................   25
               Section 10.16  Not an Offer...................................................   25
               Section 10.17  Limited Liability..............................................   25
               Section 10.18  No Third Party Beneficiaries...................................   25
               Section 10.19  Time of Essence................................................   25
               Section 10.20  No Waiver......................................................   26
               Section 10.21  Further Acts...................................................   26

                             EXHIBITS AND SCHEDULE

Exhibit "A"       Description of Land

Exhibit "B"       Disclosure Items

Exhibit "C"       List of Service and Other Contracts

Exhibit "D"       Form of Deed

Exhibit "E"       Form of Bill of Sale

Exhibit "F"       Form of Assignment and Assumption of Contracts

Exhibit "G"       Description of Existing Surveys

Exhibit "H"       Reimbursable Capital Expenses

Exhibit "I"       Amended Development Agreement

                         AGREEMENT OF SALE AND PURCHASE

         THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement"), dated as of January 3, 2003, is between PACIFIC CONCOURSE 2, LLC, a Delaware limited liability company ("Seller"), and DIAGNOSTIC PRODUCTS CORPORATION, a California corporation ("Buyer").

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

         SECTION 1.1 DEFINITIONS. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

         "AFFILIATE" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

         "AGREEMENT" shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

         "ASSIGNMENT AND ASSUMPTION OF CONTRACTS" shall have the meaning ascribed in Section 9.3(d).

         "BILL OF SALE" shall have the meaning ascribed in Section 9.3(b).

         "BROKER" shall mean The Goodglick Company and CB Richard Ellis.

         "BROKER'S COMMISSION" shall have the meaning ascribed in Section 9.7.

         "CLOSING" shall have the meaning ascribed in Section 9.2.

         "CLOSING DATE" shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in
Section 9.2.

         "CLOSING STATEMENT" shall have the meaning ascribed in Section 9.6(a).

         "COMMISSIONS" shall mean all commissions, referral fees, payments and obligations of Seller or the Property Manager to make payments to leasing agents, leasing brokers or other parties with respect to the leasing of all or any of the Property, whether such agreements are contained in a Lease or in any separate Commission Agreement.

         "COMMISSION AGREEMENTS" shall mean all written agreements and documents obligating Seller or the Property Manager to pay Commissions that are not contained in a Lease, together with all amendments thereto or modifications thereof.

         "CONTRACTS" shall mean the service contracts, construction warranties, and other contracts described in Exhibit "C" and all other service contracts entered into by Seller after the Effective Date with respect to the Property in accordance with Section 8.4.

         "CURRENT MONTH" shall have the meaning ascribed in Section 9.6(c).

         "DEED" shall have the meaning ascribed in Section 9.3(a).

         "DEPOSIT" shall have the meaning ascribed in Section 2.3.

         "DEVELOPMENT RIGHTS" shall mean Seller's interest in 100,000 square feet of development rights (the "Development Rights") from that certain Amended Development Agreement dated July 8, 1993 by and between the County of Los Angeles, Economic Development Corporation of Los Angeles County, Del Aire Title Corporation and OMA Del Aire Properties and more particularly described in Exhibit "I" attached hereto.

         "DISCLOSURE ITEMS" shall have the meaning ascribed in Section 6.1.

         "DR HOLDBACK" shall have the meaning ascribed in Section 2.2.

         "DR HOLDBACK PERIOD" shall have the meaning ascribed in Section 2.2.

         "DUE DILIGENCE" shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

         "DUE DILIGENCE ITEMS" shall mean those items, documents and deliveries contemplated in Section 3.2.

         "DUE DILIGENCE PERIOD" shall mean the time period contemplated by
Section 3.1 of this Agreement.

         "EFFECTIVE DATE" shall mean the date of this Agreement.

         "ENVIRONMENTAL LAWS" means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Seller or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. Section 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. Section 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

         "ESCROW AGENT" shall mean the Title Company.

         "FIXTURES" shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date.

         "GOVERNMENTAL ENTITY" means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

         "HAZARDOUS MATERIALS" means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls ("PCBs"), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

         "IMPROVEMENTS" shall mean the buildings, improvements, and structures located on the Real Property.

         "INDEPENDENT CONSIDERATION" shall have the meaning ascribed in Section 2.4.

         "INITIAL DEPOSIT" shall have the meaning ascribed in Section 2.3.

         "LAND" shall mean those certain parcels of land and appurtenances thereto more particularly described on Exhibit "A" including Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to those certain parcels of land.

         "LICENSEE PARTIES" shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

         "LICENSES AND PERMITS" shall mean, collectively, to the extent assignable, all licenses, permits approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property and Improvements, together with all renewals and modifications thereof.

         "PERMITTED EXCEPTIONS" shall mean and include all matters approved or deemed approved by Buyer under Section 4.2 during Buyer's Due Diligence Period.

         "PERMITTED OUTSIDE PARTIES" shall have the meaning ascribed in Section 3.5.

         "PERSONAL PROPERTY" shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used solely in connection with any of the Real Property as of the Closing Date, but specifically excluding (a) any computer software which either is licensed to Seller, or which Seller deems proprietary, and (b) any tangible personal property used by any affiliated or unaffiliated on-site property manager. Personal Property shall not include any appraisals, budgets, strategic plans for the Real Property, internal analyses, marketing information, submissions relating to Seller's obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller's property manager which Seller deems proprietary.

         "PROPERTY" shall mean the Real Property, the Personal Property, the Contracts, and to the extent transferable, all of Seller's right, title and interest in and to all tangible and intangible assets of any nature relating solely to the Property, specifically excluding options, warrants, stock and like items, but including without limitation, (a) all warranties upon the Improvements or the Personal Property identified, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements,
(c) all works of art, graphic designs, and other intellectual or intangible property used by Seller in connection with the Property, including any trade name associated with the Improvements, (d) all claims and causes of action in favor of the Property owner arising out of or in connection with the Property after the Closing Date, and (e) the Licenses and Permits.

         "PROPERTY MANAGER" shall mean those individuals or entities which manage the Property.

         "PURCHASE PRICE" shall have the meaning ascribed in Section 2.2.

         "REAL PROPERTY" shall mean the Land, the Improvements, and the Fixtures.

         "REIMBURSABLE CAPITAL EXPENSES" shall mean costs or expenses for any capital expenditures or improvements made by Seller after the Effective Date hereof but before Closing or as otherwise listed on Exhibit "H" hereto.

         "SURVEY" or "SURVEYS" shall mean, individually, or collectively, those certain existing ALTA surveys of the Land and Improvements more particularly described on Exhibit "G" attached hereto.

         "TITLE COMMITMENT" shall have the meaning ascribed in Section 4.1.

         "TITLE COMPANY" shall mean Commonwealth Land Title Insurance Company.

         "TITLE DOCUMENTS" shall have the meaning ascribed in Section 4.1.

         "TITLE OBJECTIONS" shall have the meaning ascribed in Section 4.2.

         "TITLE POLICY" shall have the meaning ascribed in Section 4.3.

         SECTION 1.2 RULES OF CONSTRUCTION. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to "Article" or "Sections" without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

                                    ARTICLE 2

                 AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

         SECTION 2.1 AGREEMENT TO PURCHASE AND SELL. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase, accept and assume, in consideration of the Purchase Price to Seller and subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the Property.

         SECTION 2.2 PURCHASE PRICE. Buyer shall pay Seller the purchase price of Twenty Two Million Four Hundred Thousand and NO/100 Dollars ($22,400,000.00) ("Purchase Price") in immediately available funds at Closing. The Purchase Price and such other funds as may be necessary to pay Buyer's expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein. On the Closing Date, provided that the Entitlement Transfer Document has been approved and entered into by all parties thereto, Seller shall transfer or cause the Development Rights, to the extent assignable, to be transferred to Buyer through the Escrow Agent pursuant to documentation in form and substance agreed upon by Seller and Buyer during the Due Diligence Period, the basic template for which shall be Exhibit "I" attached hereto (the "Entitlement Transfer Document"). In the event that on or before the Closing Date, the Entitlement Transfer Document has not been entered into by all parties thereto, and other methods for transferring the Development Rights have not been agreed to by the Buyer and Seller, then the Development Rights shall not be transferred to Buyer at Closing, in which case, the sum of Five Hundred Thousand and NO/100 Dollars ($500,000.00) (the "DR Holdback") shall be held back with the Escrow Agent for up to eighteen months after the Closing Date (the "DR Holdback Period") until such time as the Entitlement Transfer Document, or another method reasonably satisfactory to Buyer to evidence the Development Rights, is procured, at which time the DR Holdback shall be released to Seller. If such satisfactory evidence is not procured for Buyer within the DR Holdback Period, the DR Holdback shall be paid to Buyer by the Escrow Agent on the first business day after the expiration of the DR Holdback Period. Accrued interest on the DR Holdback shall be paid to the party receiving the final payment. Time is of the essence with respect to the DR Holdback Period.

         SECTION 2.3 DEPOSIT. Within two (2) business days after this Agreement is executed by Buyer and Seller, Buyer shall deposit via wire transfer the sum of Five Hundred Thousand and NO/100 Dollars ($500,000.00) in immediately available funds as a deposit (the "Deposit") with Escrow Agent whose address is as indicated in Section 10.3. The Deposit shall be refundable only as provided in Sections 3.6, 4.2, 5.1, and 10.2(b) (otherwise it shall be non-refundable) and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 5. Interest earned on the Deposit shall be considered part of the Deposit. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

         SECTION 2.4 INDEPENDENT CONSIDERATION. Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the "Independent Consideration"), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances.

         SECTION 2.5 INDIVISIBLE ECONOMIC PACKAGE. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

                                    ARTICLE 3

                             BUYER'S DUE DILIGENCE/
                            CONDITION OF THE PROPERTY

         SECTION 3.1 BUYER'S INSPECTIONS AND DUE DILIGENCE. Buyer acknowledges that for a period commencing on the date of the execution of this Agreement and expiring at 5:00 p.m. Pacific Time on the sixtieth (60th) day thereafter (the "Due Diligence Period"), Buyer shall conduct, its examinations, inspections, testing, studies and investigations (herein collectively called the "Due Diligence") of the Property, information regarding the Property and such documents applicable to the Property as Seller is to deliver or make available as set forth in Section 3.2 below. Except for any limitations as may be imposed by Section 3.3 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, mechanical and other systems, engineering and structural matters and exploration of rights to develop additional building(s) and parking on the Property), title, survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Due Diligence shall be at Buyer's sole cost and expense.

         SECTION 3.2 DELIVERY PERIOD. On or before five (5) days following the Effective Date, Seller shall deliver to Buyer, or make available to Buyer for inspection at the applicable Property or at the office of the Property Manager, the following: (i) the Surveys; (ii) copies of all

Contracts (including any Commission Agreements to the extent the same will not be terminated as of the Closing Date); and (iii) copies of any of the following items pertaining to the Property to the extent they exist and are in Seller's possession: monthly cashflow reports for the current year to date; copies of existing engineering studies and existing environmental audits prepared by third parties in connection with the Property; copies of any surveys, environmental reports, as-built plans and specifications, insurance claims history and tax bills; exploration of rights to develop an additional building and parking on the property; and the Licenses and Permits; provided, however, that Seller shall not be obligated to deliver any internal memoranda or correspondence of Seller, documents subject to the attorney client privilege and any appraisals or other valuation information.

         (b) All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 6 below and as limited by Section
6.2 and 7.3(b) below, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of
Section 3.5 below.

         SECTION 3.3 SITE VISITS. Buyer and its Licensee Parties shall have reasonable access to the Real Property at agreed upon times for agreed upon purposes on at least one (1) business day prior notice to Seller. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of any Real Property by Buyer or any Licensee Parties. Buyer will conduct its Due Diligence in a manner which is not disruptive to the normal operation of the Real Property. Buyer shall not conduct any Phase I and/or Phase II testing that disturbs the condition of the property, or is otherwise invasive without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, if Seller refuses to consent to such Phase I and/or Phase II testing in an unreasonable manner, Seller agrees to (a) explain the reasons for such refusal in writing and (b) reimburse Buyer for all reasonable third party out of pocket costs related to Due Diligence and attorneys' fees, not to exceed $50,000.00. In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller's express written consent. Upon receipt of Seller's written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer and any Licensee Parties will: (a) maintain comprehensive general liability (occurrence) insurance in the amount of Two Million and NO/100 Dollars ($2,000,000.00) covering injury, or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence, and deliver a certificate of insurance, which names the Seller and the Property Manager as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

         SECTION 3.4 BUYER'S DUE DILIGENCE INDEMNITY. Buyer shall defend, indemnify, and hold harmless Seller, Seller's managers, officers, partners, shareholders and members, as applicable, and the Property Manager from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic's and materialmen's liens and attorneys' fees, arising out of or in connection with Buyer's Due Diligence, Buyer's breach of its obligations under Section 3.5 or Buyer's or any Licensee Parties' entry upon the Real Property, unless any of the same are caused solely by the gross negligence or willful misconduct of Seller, Seller's managers, officers, partners, shareholders and members, as applicable, and/or the Property Manager. The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the six month limitation set forth in Section 6.2.

         SECTION 3.5 CONFIDENTIALITY. Buyer agrees that any information obtained by Buyer or its attorneys, partners, accountants, lenders or investors (collectively, for purposes of this Section 3.5, the "Permitted Outside Parties") in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.11 of this Agreement. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer's organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Buyer's acquisition of the Property. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with Sections 3.5 and 10.11 of this Agreement or as required by applicable law. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver. Without limiting the generality of any other provision of this Agreement, Buyer agrees that it shall, upon the termination of this Agreement for any reason, as part of the consideration owing to Seller, provide Seller with originals of all third party reports, studies, appraisals and other material relating to the Property as Buyer may have received and/or commissioned.

         SECTION 3.6 DUE DILIGENCE PERIOD. Buyer may, by giving Seller and Escrow Agent written notice on or before the end of the Due Diligence Period, terminate its obligations hereunder without further liability except as described in Sections 3.4, 9.7, and 10.11. If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Due Diligence Period, notify Seller and Escrow Agent in writing that Buyer has approved all of the matters described in Sections 3.1 and 3.2; provided, that if Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement. Buyer shall have no additional time after the expiration of the Due Diligence Period to conduct further physical Due Diligence or other examinations, inspections, testing, studies or investigations regarding the Property.

                                    ARTICLE 4

                                TITLE AND SURVEY

         SECTION 4.1 TITLE TO REAL PROPERTY. Seller shall make available to Buyer, promptly after the Effective Date (a) a preliminary title report with respect to the Property issued by the Title Company (the "Title Commitment"),
(b) legible copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the "Title Documents"), and (c) the Surveys.

         SECTION 4.2 CERTAIN EXCEPTIONS TO TITLE. Buyer shall have the right to object in writing to any title matters which are disclosed in the Title Commitment or Survey within a period of time commencing on the Effective Date and ending on the later of (a) the expiration of the Due Diligence Period, and
(ii) ten (10) days after the receipt of the Title Commitment and the Title Documents. Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections." Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, (subject to Buyer's reasonable approval) at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections (subject to Buyer's reasonable approval). Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer's notice of Title Objections whether Seller elects to remove the same. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent on or before the later of the end of the Due Diligence Period, or five (5) business days after Seller's notice of its election to cure, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement as set forth in Sections 3.4, 9.7 and 10.11, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional "Permitted Exceptions" and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If before the end of the Due Diligence Period, Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to waive such Title Objections and its right to terminate this Agreement pursuant to this Section. Notwithstanding the foregoing, Seller shall be obligated at Closing to cause the release of the liens of any financing obtained by Seller which are secured by the Property. Items not objected to by Buyer during the time frame set forth in Section 4.2 shall be "Permitted Exceptions."

         SECTION 4.3 TITLE INSURANCE. At Closing, the Title Company shall, as a condition precedent to the Buyer's obligation hereunder, issue to Buyer or be irrevocably committed to issue to Buyer an extended coverage ALTA owner's form title policy (the "Title Policy"), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer's request.

                                    ARTICLE 5

                        REMEDIES AND DEPOSIT INSTRUCTIONS

         SECTION 5.1 PERMITTED TERMINATION; SELLER DEFAULT. If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided, the Deposit shall be returned to Buyer. If the sale of the Property is not consummated due to Seller's default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, or (b) to enforce specific performance of this Agreement. Buyer expressly waives its rights to seek any damages in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit and be reimbursed for expenses to the extent provided in said item (a) if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.5 hereof, on or before sixty (60) days following the date upon which closing was to have occurred.

         SECTION 5.2. BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 3.4, 9.7, AND 10.11. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 3.4, 9.7, AND 10.11.

              Initials:     Seller _______     Buyer _______

         SECTION 5.3 DEPOSIT INSTRUCTIONS. The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

         The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party's receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

         The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

         The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

         In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

         The Escrow Agent shall invest the amount in escrow in accounts which are federally insured, which invest solely in government securities, or which are reasonably satisfactory to Seller, and shall be applied in accordance with the terms of this Agreement.

         SECTION 5.4 DESIGNATION OF REPORTING PERSON. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the "Code"), and any related reporting requirements of the Code, and Section 18643 of the California Revenue and Taxation Code (for purposes of this Section 5.4, the "R&T Code") the parties hereto agree as follows:

         (a) Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code and Section 18643 of the R&T Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "Reporting Person") and Section 18643 of the R&T Code. If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

         (a)      Seller and Buyer hereby agree:

                  (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                  (ii) to provide to the Reporting Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

         (b) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         SECTION 6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to the provisions of Sections 6.2 and 7.5 and except for those matters described in Exhibit "B" (the "Disclosure Items") for which Seller makes no representations or warranties of any kind and for which Seller shall have no liability or obligation to Buyer of any kind whatsoever, Seller makes the following representations and warranties with respect to the Property:

         (a) STATUS. Seller is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California.

         (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors' rights generally.

         (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller's knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

         (d) SUITS AND PROCEEDINGS. To Seller's knowledge, there are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance or (ii) if adversely determined, would adversely affect the value of the Property, the continued operations thereof, or Seller's ability to consummate the transactions contemplated hereby or (iii) which could impose liability or material legal costs on Buyer as a result of its ownership of the Property.

         (e) NON-FOREIGN ENTITY. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (f) CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

         (g) CONDEMNATION. To Seller's knowledge, Seller has not received any written condemnation notice with respect to all or part of the Property, and no action in condemnation of the Property is currently pending.

         (h) BANKRUPTCY. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

         (i) ENVIRONMENTAL. Except as disclosed in that certain Toxic Hazard Assessment for the Del Aire Project Site in Los Angeles County, CA, dated as of March 6, 1987, Seller does not have knowledge of the presence of any material Hazardous Materials on the Property in violation of Environmental Laws.

         (j) COMPLIANCE WITH LAWS. Seller has not received written notice that the Property is in material continuing violation of any laws respecting the Property or the Building situated thereon except as specifically disclosed in Exhibit B hereto.

         (k) NO LEASES. To Seller's knowledge, there are no leases, licenses or occupancy agreements (other than those which can be terminated with notice, or which are for a term of 30 days or less (e.g., janitorial or landscaping contracts)) respecting the Property, or any part thereof, which will survive Closing.

         (l) CONSTRUCTION. The building on the Property has been completed substantially in accordance with the plans and specifications provided by Seller to Buyer. The building systems are in good working order and condition.

         SECTION 6.2 LIMITED LIABILITY. The representations and warranties of Seller set forth in Section 6.1 (except for representation in 6.1(i) which shall survive for a period of twelve months), together with Seller's liability for any breach before Closing of any of Seller's interim operating covenants under
Article 8, will survive the Closing for a period of six (6) months. Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds One Hundred Thousand Dollars ($100,000.00), and then only to the extent of such excess. In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, Five Million Dollars ($5,000,000.00). Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of a specific breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual written knowledge (from whatever source, including, without limitation, written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Sections 3.4, 9.7 and 10.11 will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing.

         SECTION 6.3 SELLER'S KNOWLEDGE. For purposes of this Agreement and any document delivered at Closing, whenever the phrase "to Seller's knowledge," or the "knowledge" of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Stan Moore and Beverly Walker, and facts known (or which should be known) by such persons as a result of their review of Seller's files by such persons in the ordinary course of their performance of their job duties prior to Closing, without duty of further inquiry.

         SECTION 6.4 LIABILITY OF REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, manager, officer partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         SECTION 7.1 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller the following:

         (a) STATUS. Buyer is a California corporation duly organized and validly existing under the laws of the State of California and is qualified to transact business in the State of California

         (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors' rights generally.

         (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

         (d) CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

         (e) BANKRUPTCY. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

         SECTION 7.2 INTENTIONALLY OMITTED.

         SECTION 7.3 BUYER'S INDEPENDENT INVESTIGATION.

         Buyer has been given, or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:

         (a) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

         (b) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer's sole expense;

         (c)      Any easements and/or access rights affecting the Property;

         (d)      Intentionally Omitted;

         (e) The Contracts, the Licenses and Permits, the Commission Agreements and any other documents or agreements of significance affecting the Property; and

         (f) All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

         THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF, BUYER HAS NOT RELIED UPON

AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS IN PURCHASING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT IT WILL HAVE THE OPPORTUNITY TO CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, DURING THE DUE DILIGENCE PERIOD AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER OR OF ANY MEMBER, MANAGER, OFFICER, DIRECTOR, AGENT OR ATTORNEY OF SELLER EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                    ARTICLE 8

                             MAINTENANCE OF PROPERTY

         From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

         SECTION 8.1 INTENTIONALLY OMITTED.

         SECTION 8.2 INTENTIONALLY OMITTED.

         SECTION 8.3 INTENTIONALLY OMITTED.

         SECTION 8.4 CERTAIN INTERIM OPERATING COVENANTS. Seller covenants to Buyer that Seller will, from the Effective Date until Closing: (a) continue to operate, manage and maintain the Improvements located on the Property in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Section 10.2; (b) maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Land and the Improvements of such Property as of the Effective Date; and (c) not enter into any lease or occupancy agreements (other than those terminable upon notice or those with a term of thirty (30) days or less) of any kind or any new contract for the provision of goods or services to or with respect to the Property or renew, extend, modify or replace any of the Contracts other than in the ordinary course of business or unless such contract is terminable as of the Closing Date without payment of any fees or penalty or unless Seller pays such fees or penalties or Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned. In addition, the Seller shall terminate any management agreement with the Property Manager with respect to the Property effective as of the Closing Date and pay any and all costs and expenses of termination thereof.

         SECTION 8.5 INSURANCE. Seller shall continue to carry its existing insurance, or substantially comparable insurance, through the Closing Date.

                                    ARTICLE 9

                             CLOSING AND CONDITIONS

         SECTION 9.1 ESCROW INSTRUCTIONS. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as escrow instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

         SECTION 9.2 CLOSING. The closing hereunder ("Closing") shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent's office on the date that is fifteen (15) days after the expiration of the Due Diligence Period, or, if such date is not a business day, on the immediately succeeding business day, provided that in any case, subject to Seller's limited rights hereunder to extend the Closing, the Closing must occur by no later than March 11, 2003 (the "Closing Date"). Such date may not be extended without the prior written approval of both Seller and Buyer. No later than 10:00 a.m. Pacific Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the balance of the Purchase Price (subject to adjustments described in Section 9.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 11:00 a.m. Pacific Time on the

Closing Date, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the balance of the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement. It shall constitute a condition precedent to Seller's obligations to consummate the Closing hereunder that all of the material representations, warranties, covenants, and agreements of Buyer contained in Section 7.1 shall be true and correct and/or shall have been performed, as the case may be, in all material respects.

         SECTION 9.3 SELLER'S CLOSING DOCUMENTS AND OTHER ITEMS. At or before Closing, Seller shall deposit into escrow the following items:

         (a) A duly executed and acknowledged Grant Deed for the Property in the form attached hereto as Exhibit "D" (the "Deed");

         (b) Two duly executed counterparts of a Bill of Sale for the Property in the form attached hereto as Exhibit "E" (the "Bill of Sale");

         (c) Two (2) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property for the Property in the form attached hereto as Exhibit "F" (the "Assignment and Assumption of Contracts");

         (d) An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a "foreign person" within the meaning of Section l445(f)(3) of the Code, together with a corresponding affidavit pursuant to the corresponding provisions of the California Revenue and Taxation Code;

         (e) Duly completed and signed real estate transfer tax declarations for each Property;

         (f) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

         (g) Documentation to establish Title Company's reasonable satisfaction the due authority of Seller's sale of the Property to Buyer pursuant to the terms hereof, and Seller's delivery of the documents required to be delivered by Seller pursuant to this Agreement (including, but not limited to, the organizational documents of Seller, as they may have been amended from time to time, resolutions of Seller and incumbency certificates of Seller); and

         (h) A certificate from Seller that each of the representations and warranties contained in Section 6.1 hereof are true and correct as set forth herein as of the Closing Date, or, if not, setting forth any discrepancy.

         SECTION 9.4 BUYER'S CLOSING DOCUMENTS AND OTHER ITEMS. At or before Closing, Buyer shall deposit into escrow the following items:

         (a) The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

         (b) Two (2) duly executed counterparts of the Bill of Sale for the Property;

         (c) Two (2) duly executed counterparts of the Assignment and Assumption of Contracts for the Property;

         (d) Documentation to establish Title Company's reasonable satisfaction the due authority of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

         (e) Duly completed and signed real estate transfer tax declarations for each Property; and

         (f) Such other documents as may be reasonably required by Seller or the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

         SECTION 9.5 INTENTIONALLY OMITTED.

         SECTION 9.6 PRORATIONS AND CLOSING COSTS.

         (a) Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date, the following (collectively, the "Proration Items"): real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), and all other revenues and expenses payable to or by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including 11:59 p.m. on the day immediately preceding the Closing Date, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Closing Date. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer's reasonable approval prior to the Closing Date (the "Closing Statement"). The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 120 days after closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 9.6(a) will survive the Closing for twelve (12) months.

         (b) Buyer shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Contracts for periods prior to the Closing Date, which amounts shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date. If Seller has paid any amounts under any Service Contracts for periods after 11:59 p.m. of the day immediately preceding the Closing Date, Buyer shall pay such amounts to Seller at Closing in addition to the Purchase Price.

         (c) Seller shall pay (a) one-half of the Escrow Agent's escrow fee, (b) the premium for the CLTA portion of the Title Policy and any endorsement to cure title defects requested by Seller, and agreed to by Buyer, under Section 4.3, (c) recording fees in connection with any reconveyance requested hereby, (d) all state and county transfer taxes and (e) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder. Buyer shall pay (a) one-half of the Escrow Agent's escrow fee, (b) the premium for the ALTA portion of the Title Policy and the costs of any endorsements Buyer may require in accordance with Section 4.3 (other than the cost of endorsements required to cure title defects, and agreed to by Seller), (c) the recording fees required in connection with the transfer of the Property to Buyer, and (d) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder. In addition to the foregoing, Seller shall be responsible for any costs of updating the Surveys of the Property or otherwise conforming the Surveys to the requirements for issuance of such Title Policy or for any new survey that may be required for issuance of such Title Policy.

         SECTION 9.7 BROKERS. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction other than The Goodglick Company, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than the commission ("Broker's Commission") required to be paid by Seller to Broker pursuant to a separate agreement between Seller and Broker. Seller represents and warrants to Buyer only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that Seller has not employed any broker with respect to this transaction, other than CB Richard Ellis, and Seller shall only pay the Broker's Commission. Seller hereby represents and warrants to Buyer that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than the Broker's Commission required to be paid by Seller to Broker pursuant to a separate agreement between Buyer and Broker. If any person brings a claim for a commission or finder's fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, other than The Goodglick Company, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Seller with respect to the claim. The provisions of this Section 9.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the six month limitation set forth in Section 6.2.

         SECTION 9.8 EXPENSES. Except as provided in Sections 9.6 and 9.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs, its inspection costs, attorney costs, due diligence costs, etc.

                                   ARTICLE 10

                                 MISCELLANEOUS

         SECTION 10.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

         SECTION 10.2 RISK OF LOSS/CONDEMNATION AND INSURANCE
PROCEEDS/CONDEMNATION AWARDS.

         (a) MINOR LOSS/CONDEMNATION. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, equals $250,000 or less, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the greater or (i) the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards, or (ii) the amount necessary to restore such damage; provided, however, that if the amount referenced in clause (ii) is higher than that referenced in clause (i) by more than ten thousand dollars ($10,000), Seller shall have the right to terminate this Agreement unless Buyer accepts a credit of the amount referenced in clause (i). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to the Closing to repair or restore the Property or to collect any such proceeds or awards.

         (b) MAJOR LOSS/CONDEMNATION. If the amount of the damage or destruction or condemnation as specified above exceeds $250,000, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller's notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer's failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 3.4, 9.7, and 10.11. If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the greater of (i) the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property, including barricades and other temporary repairs required for safety purposes, or in collecting such insurance proceeds or condemnation awards, or (ii) the amount necessary to restore such damage; provided, however, that if the amount referenced in clause (ii) is higher than that referenced in clause (i) by more than ten thousand dollars ($10,000), Seller shall have the right to terminate this Agreement unless Buyer accepts a credit of the amount referenced in clause (i). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property, including barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards.

         SECTION 10.3 NOTICES. All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

         If to Seller:                  Pacific Concourse 2, LLC,
                                        1125 W. 190th Street, Suite 200
                                        Gardena, CA 90248
                                        Attn: S.A. Moore
                                        Facsimile: (310) 608-7997

         with Copies to:                Pacific Coast Capital Partners
                                        1960 E. Grand Avenue, Suite 400
                                        El Segundo, CA 90245
                                        Attn: Nicholas V. Colonna
                                        Facsimile: (310) 414-7872

         and to:                        Gibson, Dunn & Crutcher LLP
                                        333 S. Grand Avenue
                                        Suite 4900
                                        Los Angeles, CA 90071
                                        Attn: Jesse Sharf
                                        Facsimile: (213) 229-6638

         If to Buyer:                   Diagnostic Products Corporation
                                        5700 West 96th Street

                                        Los Angeles, CA 90045-5597
                                        Attn: Christopher Goss
                                        Facsimile: (310) 645-9999

         with Copies to:                O'Melveny & Myers LLP
                                        400 South Hope Street
                                        Los Angeles, CA 90071
                                        Attn: David Cartwright
                                        Facsimile: (213) 430-7446

         If to Escrow Agent:            Commonwealth Land Title Company
                                        888 West 6th Street
                                        Los Angeles, California 90017
                                        Facsimile: 213-627-8722
                                        Attn: Donald Hallman

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail, (b) a recognized and reputable overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier (on or prior to 5:00 p.m., Pacific Time; if deposited after such time, it shall be deemed to have been deposited on the next business day), or (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification (on or prior to 5:00 p.m., Pacific Time; if verification is received after such time, it shall be deemed to have been delivered on the next business day) that transmission to recipient was completed. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

         SECTION 10.4 ASSIGNMENT. Buyer, at its sole discretion, has the right, upon prior written notice to Seller, to assign all rights in this Agreement or acquire title in the name of a majority owned subsidiary or majority owned affiliate, and such assignee shall become the Buyer under this Agreement and the grantee under the deed, provided, however, that any such assignment shall in no way release Buyer from any liability under this Agreement; and provided further that such assignee must assume the Buyer's obligations hereunder. Except as provided above, Buyer may not assign its rights under this Agreement.

         SECTION 10.5 GOVERNING LAW AND CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA, CITY OF LOS ANGELES, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION

OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA, CITY OF LOS ANGELES. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 10.3 HEREOF.

         SECTION 10.6 COUNTERPARTS. This Agreement may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

         SECTION 10.7 ENTIRE AGREEMENT. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

         SECTION 10.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

         SECTION 10.9 ATTORNEY FEES. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing Party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

         SECTION 10.10 PAYMENT OF FEES AND EXPENSES. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

         SECTION 10.11 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. Neither Buyer nor Seller shall issue any press release or otherwise make any public statements unless set forth in writing by an authorized representative of the party to be bound or required by applicable law. The provisions of this Section 10.11 shall survive the Closing. If the purchase and sale is not consummated, the provisions of this
Section 10.11 shall survive and shall not be subject to the six month limitation set forth in Section 6.2.

         SECTION 10.12 PERFORMANCE DUE ON DAY OTHER THAN BUSINESS DAY. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close (a "Holiday"), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

         SECTION 10.13 NO JOINT VENTURE. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

         SECTION 10.14 NO MEMORANDUM. Buyer shall not record any memorandum disclosing this Agreement.

         SECTION 10.15 WAIVER OF JURY TRIAL. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an "Action") (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

         SECTION 10.16 NOT AN OFFER. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller nor shall presentation of drafts hereof by one party to the other be deemed an offer, and this Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.

         SECTION 10.17 LIMITED LIABILITY. Neither the members, managers, employees or agents of Seller or Buyer, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller or Buyer, as applicable.

         SECTION 10.18 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

         SECTION 10.19 TIME OF ESSENCE. Time is of the essence of this Agreement.

         SECTION 10.20 NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

         SECTION 10.21 FURTHER ACTS. Each party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

                            [SIGNATURE PAGE ATTACHED]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:         PACIFIC CONCOURSE 2, LLC,
                a Delaware limited liability company

                By:    OMP CROSSPOINTE HOLDING COMPANY, LLC,
                       a Delaware limited liability company
                Its:   Sole Member

                       By:   PCCP LB Pacific Concourse, LLC,
                             a Delaware limited liability company
                       Its:  Managing Member

                             By:    PCCP Equities II, LLC,
                                    a Delaware limited liability company
                             Its:   Co-managing Member

                                    By:    /s/ WILLIAM R. LINDSAY
                                           -------------------------------------
                                    Name:  WILLIAM R. LINDSAY

                                    Title: VICE PRESIDENT

BUYER:                              DIAGNOSTIC PRODUCTS CORPORATION,
                                    a California corporation

                                    By:   /s/ James Brill
                                          --------------------------------------
                                          Name: James Brill

                                          Title: VP

                                  ESCROW AGENT:

         The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

                                    COMMONWEALTH LAND TITLE INSURANCE
                                    COMPANY

                                    By:  /s/ Lee A. Mellen
                                         --------------------------------------
                                         Name: Lee A. Mellen

                                         Title: Vice President Escrow Manager

                                   EXHIBIT "A"

                               DESCRIPTION OF LAND

                                   EXHIBIT "B"

                                DISCLOSURE ITEMS

                                   EXHIBIT B

                                    TO COME

                                   EXHIBIT "C"

                                LIST OF CONTRACTS

                                   EXHIBIT "D"

                               FORM OF GRANT DEED

                                   GRANT DEED

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

O'Melveny & Myers LLP
400 South Hope Street
Fifteenth Floor
Los Angeles, California 90071
Attention: David Cartwright, Esq.
File No. 213,685-10

MAIL TAX STATEMENTS TO:

Diagnostic Products Corporation
5700 West 96th Street
Los Angeles, CA 90045-5597
Attn: Christopher Goss

APN: ____________________________
The undersigned grantor declares:
Documentary Transfer Tax not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

                                   GRANT DEED

         FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, ________________________, a Delaware ____________, does hereby GRANT to
______________________________________________, a ____________________, all of
that certain real property in the City of Los Angeles, County of Los Angeles, State of California, as more particularly described in Exhibit "A" attached hereto and made a part hereof.

         Such grant is subject to all encumbrances and other matters of record, and all non-delinquent real property taxes and assessments.

         IN WITNESS WHEREOF, Grantor has caused this instrument to be executed on this ____ day of ____________, 2003.

                                    "GRANTOR"

                                    ___________________________________________,
                                    a Delaware _________________________________

                                    By: ______________________________________
                                         Name:_________________________________
                                         Title:________________________________

STATE OF ___________________________)
____________________________________) ss.
COUNTY OF___________________________)

On this ____ day of ______________, 2003 before me, the undersigned a notary public in and for said county and state, personally appeared ___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS My Hand and Official Seal.                                        [Seal]

___________________________
       Notary Public

                                   EXHIBIT "E"

                              FORM OF BILL OF SALE

         For good and valuable consideration, the receipt of which is hereby acknowledged, ____________________, a Delaware ____________________ ("Seller"),
does hereby sell, transfer, and convey to _______________________, a ___________________ ("Buyer") any and all personal property owned by Seller and used exclusively in connection with the operation of that certain real property more particularly described in Exhibit "A" attached hereto (the "Personal Property"), as such Personal Property is more particularly described in the attached Schedule 1.

         Seller has executed this Bill of Sale and BARGAINED, SOLD, TRANSFERRED, CONVEYED and ASSIGNED the Personal Property and Buyer has accepted this Bill of Sale and purchased the Personal Property AS IS AND WHEREVER LOCATED, WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS, IMPLIED, OR STATUTORY, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OF SALE AND PURCHASE BETWEEN SELLER AND BUYER, DATED AS OF ____________________, 2002 (AS AMENDED, REVISED AND/OR SUPPLEMENTED, THE "PURCHASE AGREEMENT") AND THE WARRANTIES SET FORTH HEREIN, IT BEING THE INTENTION OF SELLER AND BUYER TO EXPRESSLY NEGATE AND EXCLUDE ALL WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE PROPERTY, WARRANTIES CREATED BY AFFIRMATION OF FACT OR PROMISE AND ANY OTHER WARRANTIES CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE AS NOW OR HEREAFTER IN EFFECT IN THE STATE IN WHICH THE PERSONAL PROPERTY IS LOCATED, OR CONTAINED IN OR CREATED BY ANY OTHER LAW.

         Buyer expressly acknowledges and affirms the provisions of Sections 6.2, 7.3 and 7.4 of the Purchase Agreement.

         Dated this _______ day of ____________________, 2003.

SELLER:                             ___________________________________________,
                                    a Delaware ________________________________

                                    By: _____________________________________
                                         Name:________________________________
                                         Title:_______________________________

BUYER:                              ___________________________________________,
                                    a _________________________________________

                                    By: _____________________________________
                                         Name:________________________________
                                         Title:_______________________________

                           EXHIBIT "A" TO BILL OF SALE

                          DESCRIPTION OF REAL PROPERTY

                                    Exhibit A
                                Legal Description

All that certain real property situated in the County of Los Angeles, State of California, described as follows:

Parcel A:

Parcels 1 and 2 of Parcel Map No. 18568, in the County of Los Angeles, State of California, as per map filed in Book 213 Pages 76 through 85 inclusive of maps in the office of the county recorder of said county.

Except therefrom all oil, gas, minerals, and other Hydrocarbon Substances lying below the surface of said land, but with no right of surface entry as provided in deeds of record.

Parcel B:

An appurtenant, non-exclusive easement for ingress and egress purposes over that portion of said Parcel 3 of said Parcel Map 18568 beginning at the most Southerly corner of said Parcel 5; thence along the Southeasterly line of said Parcel 3 of Parcel Map No. 18568, South 44(degrees) 39' 37" West, a distance of
17.50 feet to the true point of beginning; thence continuing along said Southeasterly line South 44(degrees) 39' 37" West, a distance of 167.37 feet; thence along the East line of said Parcel 3, South 00(degrees) 03' 33" East, a distance of 192.22 feet; thence perpendicular to said East line, South 89(degrees) 56' 27" West, a distance of 14.00 feet; thence parallel to said East line, North 00(degrees) 03' 33" West, a distance of 215.03 feet to a line parallel with and distant 26.00 feet (measured at right angles) from before Southeasterly line; thence along said parallel line, North 44(degrees) 39' 37" East, a distance of 161.01 feet; thence perpendicular to said parallel line South 45(degrees) 0' 23" East a distance of 26.00 feet to the true point of beginning.

Parcel C:

An appurtenant, non-exclusive easement for ingress and egress, and light and air purposes over the Northeasterly 17.50 feet of the Southeasterly 182.00 feet to Parcel 3 of said Parcel Map No. 18568.

Parcel D:

An appurtenant, non-exclusive easement for ingress and egress, and light and air purposes over the Southwesterly 17.50 feet of the Southeasterly 182.00 feet of Parcel 5 of said Parcel Map No. 18568.

                                    Exhibit A
                           Legal Description -- page 2

Parcel E:

An appurtenant, non-exclusive easement for ingress and egress purposes over a portion of Parcels 3, 4 and 5 of Parcel Map No. 18568, being described as a
28.00 foot wide circular strip. The exterior line of which is contiguous with a circle having a radius of 63.00 feet; whose radial point in the Southeast corner of said Parcel 4.

Parcel F:

An appurtenant, non-exclusive easement for ingress, egress, surface drainage, light and air, and utility purposes over the Southwesterly 48.,00 feet of the Northwesterly 199.08 feet of the Southeasterly 234.08 feet of said Parcel 6.

Parcel G:

An appurtenant, A non-exclusive easement for ingress, egress, surface drainage, light and air, and utilities purposes over the Southwesterly 15.00 feet of the Southwesterly 48.00 feet and Southeasterly 35.00 feet of the Southwesterly 53.00 feet of Parcel 6 of said Parcel Map No. 18568.

Parcel H:

An appurtenant, nonexclusive easement for ingress, egress, surface drainage light and air, and utilities purposes over that portion of Parcel 9 of said Parcel Map No. 18568, lying Southwesterly and Southerly of a line that is parallel and concentric with and 20.00 feet Northerly and Northeasterly of, measured perpendicular and radially to the Northerly and Northeasterly line of that area designated as "Private Driveway and Fire Lane" on Parcel 9 of said Parcel Map No. 18568.

                           SCHEDULE 1 TO BILL OF SALE

                            LIST OF PERSONAL PROPERTY

                                   EXHIBIT "F"

   FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS, WARRANTIES AND GUARANTIES,
                          AND OTHER INTANGIBLE PROPERTY

         THIS ASSIGNMENT AND ASSUMPTION (the "Assignment") dated as of ____________________ 2003, is between ____________________, a Delaware
____________________ ("Assignor"), and ____________________, a
____________________ ("Assignee").

         A. Assignor owns certain real property and certain improvements thereon known as _______________________, and more particularly described in Exhibit "A" attached hereto (the "Property").

         B. Assignor has entered into certain contracts which are more particularly described in Schedule l attached hereto (the "Contracts"), which affect the Property.

         C. Assignor and Assignee, entered into an Agreement of Sale and Purchase dated as of _________________, 2002 (as amended, revised and/or supplemented, the "Purchase Agreement"), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

         D. Assignor desires to assign to Assignee its interest, if any, in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property, to the extent the same are assignable, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

         ACCORDINGLY, the parties hereby agree as follows:

         1. Assignor hereby assigns to Assignee all of Assignor's right, title, and interest, if any, in and to the following, from and after the date hereof, to the extent the same are assignable:

                  (a)      the Contracts;

                  (b) any warranties and guaranties ("Warranties and Guaranties") made by or received from any third party with respect to any improvements owned by Assignor on the Property; and

                  (c)      the right to use the name ____________________.

         2. Assignee hereby accepts the foregoing assignment by Assignor and assumes all of the Assignor's obligations under the Contracts from and after the date hereof.

         3. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.

         4. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         5. This Assignment shall be governed and construed in accordance with the laws of the State of California.

         6. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         7. Assignee hereby expressly acknowledges and affirms the provisions of Sections 6.2, 7.3 and 7.4 of the Purchase Agreement.

         Assignor and Assignee have executed this Agreement the day and year first above written.

ASSIGNOR:                           ___________________________________________,
                                    a Delaware ________________________________

                                    By: _____________________________________
                                         Name:________________________________
                                         Title:_______________________________

ASSIGNEE:                           ___________________________________________,
                                    a _________________________________________

                                    By: _____________________________________
                                         Name:________________________________
                                         Title:_______________________________

             EXHIBIT "A" TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY

                          DESCRIPTION OF REAL PROPERTY

              SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY

                                LIST OF CONTRACTS

                                   EXHIBIT "G"

                         DESCRIPTION OF EXISTING SURVEYS

                                   EXHIBIT "H"

                          REIMBURSABLE CAPITAL EXPENSES

                                   EXHIBIT "I"

                              DEVELOPMENT AGREEMENT